Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Rockwell Medical, Inc. and Subsidiaries (the “Company”) on Form S-8 of our report dated March 16, 2020 (which report includes an emphasis of a matter paragraph due to the Company’s adoption of a new accounting standard on Topic 842 - Leases), with respect to our audits of the consolidated financial statements of Rockwell Medical, Inc. and Subsidiaries as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, and our report dated March 16, 2020 with respect to our audit of the effectiveness of internal control over financial reporting of Rockwell Medical, Inc. and Subsidiaries as of December 31, 2019 appearing in the Annual Report on Form 10-K of Rockwell Medical, Inc. and Subsidiaries for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission on March 17, 2020. Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ Marcum llp

Marcum llp
Chicago, IL
June 2, 2020